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                                  EXHIBIT 99.2

                                   TERM SHEET




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               SERIES C CONVERTIBLE PREFERRED STOCK RESTRUCTURING

Issuer:                        Andrea Electronics Corporation ("the Company").

Investor:                      HTFP Investment LLC ("Investor")

Securities:                    750 Shares of Series C Convertible Preferred
                               Stock purchased on October 10, 2000 ("Preferred
                               Stock")

Acknowledgment
Regarding Triggering Event:    The Company acknowledges that a Triggering
                               Event (as defined in the Company's Certificate of Amendment of the Certificate of Incorporation
                               (the Certificate of Amendment)) has occurred relating to the Company's failure to have registered for resale by the Investor at least
                               150% of the number of shares issuable upon conversion of the Preferred Stock (the "Existing
                               Triggering Event") and that as a result of such Existing Triggering Event, the Investor has the right to require the Company to redeem all of the Preferred Stock.

Waiver and Acknowledgment
Regarding Redemption Rights:   The Investor would agree to waive its right to
                               receive the aggregate Triggering Event Redemption
                               Price (together with any interest and any related cash payment or penalties thereon) with respect to the Preferred Stock as a result of the Existing Triggering Event until April 1, 2007.
                               In addition, the Investor would agree to waive, until April 1, 2007, its right to receive the aggregate Triggering Event Redemption Price
                               (as defined in the Certificate of Amendment)
                               (together with any interest and any related cash payments or penalties thereon) with respect to
                               (1) any future Triggering Event relating to additional registration failures, provided that the existing registration statements remain effective and available to the Investor for the number of shares currently covered by such registration statements (less any future sales made pursuant to such registration statements), and (2) any future Triggering Event relating to the delisting of the Company's common stock, provided that the Common Stock is thereafter authorized for trading on the OTC BB. In addition, the Investor would agree to waive, until April 1, 2007, the Company's obligation to register any additional shares and the Company's obligation to make certain cash payments, if any, for its failure to register any additional shares. The Investor's waivers would be null and void in the event of any bankruptcy or other insolvency event involving the Company.
                               The Investor would not be waiving any Triggering
                               Event or right to receive any payments under the Certificate of Amendment except as




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                               specifically set forth herein. The Investor would
                               acknowledge that, pursuant to Section IV(H) of the Certificate of Amendment, no Maturity
                               Date Redemption Price (as defined in Section
                               IV(H) of the Certificate of Amendment) is due on October 10, 2002.

Grant of Security Interest:    As consideration for the Investor's agreement to
                               waive its current and, in certain circumstances, any future right to receive the aggregate
                               Triggering Event Redemption Price for the
                               Preferred Stock, the Company would agree to grant the Investor a security interest in all of the Company's assets. Investor would agree, however, to have its lien on the Company's assets subordinated to (1) any lien granted in the future to a non-affiliated third party in connection with a strategic transaction with a financing component, provided that such third-party lien relates only to the amount of the financing component of such transaction and (2) any lien granted in the future to a bank or other similar institution pursuant to any asset based financing transaction. In addition, the Investor would agree to release its lien in connection with any sale of any assets subject to Investor's lien, provided that the Investor receive a lien on the proceeds of the sale. The Investor would also acknowledge that its lien in any portion of the Company's intellectual property is effectively subordinate to the interest of any current or future licensee of such intellectual property, as any interest the Investor may have in such intellectual property cannot be greater than the Company's interest therein.

Registration Matters:          The Company would file a prospectus supplement
                               to the registration statements relating to the Preferred Stock with the SEC (and provide copies of such prospectus supplement to the Investor) within one business day after Closing disclosing the terms of the transactions contemplated hereby.

Closing Date:                  Closing of the transactions contemplated hereby
                               would occur within 2 business days of the execution of a definitive agreement, subject to the satisfaction of the conditions set forth is such definitive agreement. The Company would pay to the Investor at Closing an amount equal to $10,000 for the Investor's expenses in connection with the transactions contemplated hereby.

Miscellaneous:                 The documentation setting forth the terms of the
                               transactions contemplated hereby would contain other terms and conditions agreed to by the parties, including, without limitation, representations by the Company regarding the integrity of the transactions contemplated hereby and public disclosure of such transactions in the Company's timely filed Form 10-K.